Exhibit 10.22

WAIVER AND FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS WAIVER AND FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of November 21, 2018 (“First Amendment Effective Date”) is entered into by and among VECTOR CAMBIUM HOLDINGS (CAYMAN), L.P., an exempted limited partnership formed and registered under the laws of the Cayman Islands with registration number 51343 and having its registered office at Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands, acting by its general partner, Vector Capital Partners IV, L.P. an exempted limited partnership formed and registered under the laws of the Cayman Islands, acting by its general partners, Vector Capital, L.L.C and Vector Capital, Ltd. (“Holdings”), CAMBIUM NETWORKS, LTD, a company incorporated under the laws of England and Wales with company number 07752773 and with its registered office at Unit B2, Linhay Business Park, Eastern Road, Ashburton, Newton Abbot, Devon TQ13 7UP, UK. (the “Borrower”), the other Loan Parties party hereto, the Lenders party hereto, SILICON VALLEY BANK, as the Issuing Lender and SILICON VALLEY BANK (“SVB”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, reference is made to that certain Amended and Restated Credit Agreement, dated as of December 21, 2017 (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), by and among Holdings, the Borrower, the other Loan Parties party thereto, the Lenders and the Administrative Agent; and

WHEREAS, certain Events of Default have arisen under Section 8.1(c) of the Credit Agreement as a result of the Borrower’s failure to maintain (i) Minimum Adjusted Quick Ratio of not less than 1.25:1.00 for the months ending May 31, 2018, July 31, 2018 and August 31, 2018 as required pursuant to Section 7.1(d) of the Credit Agreement, (ii) Minimum Consolidated Fixed Charge Coverage Ratio of not less than 1.25:1.00 for the quarter ending September 30, 2018 as required pursuant to Section 7.1(a) of the Credit Agreement and (iii) Maximum Consolidated Leverage Ratio of not greater than 4.00:1.00 for the quarter ending September 30, 2018 as required pursuant to Section 7.1(b) of the Credit Agreement (together with any other Event of Default that have arisen as a result of the failure to give proper notice of the foregoing, the “Existing Events of Default”); and

WHEREAS, Holdings and the Borrower have requested that the Lenders and the Administrative Agent waive the Existing Event of Default and modify and amend certain terms and conditions of the Credit Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Administrative Agent, the Lenders, and the Loan Parties agree as follows:

1. Capitalized Terms. All capitalized terms used herein, and not otherwise defined herein, shall have the meanings assigned to such terms in the Credit Agreement

2. Waiver. Upon satisfaction of the conditions precedent set forth in Section 4 below, the Administrative Agent and the Lenders hereby waive the Existing Events of Default, which waiver relates only to the Existing Events of Default described above, and shall not be deemed to constitute a continuing waiver of any provision of the Credit Agreement with respect to any other Events of Default. Except as expressly provided herein, the Credit Agreement and the other Loan Documents shall remain unmodified and in full force and effect.

3. Amendments to the Credit Agreement. The Credit Agreement is hereby amended as follows:

a.	The Credit Agreement is hereby amended by adding the following definitions in Section 1.1 thereof in appropriate alphabetical order:

“First Amendment”: that certain Waiver and First Amendment to Amended and Restated Credit Agreement dated as of November 21, 2018 by and among the Loan Parties, Administrative Agent and the Lenders.

“First Amendment Closing Date Outstanding Revolving Loan”: as defined in Section 2.1.

“First Amendment Closing Date Outstanding Term Loan”: as defined in Section 2.1.

“First Amendment Effective Date”: as defined in the First Amendment.

“Sponsor Guaranty”: the Limited Guaranty of the Vector Capital IV, L.P. in the form delivered on the First Amendment Effective Date, as it may be amended, supplemented or otherwise modified from time to time.

“Sponsor Guaranty Reduction Date”: as defined in the Sponsor Guaranty.

“Sponsor Guaranty Release Date”: as defined in the Sponsor Guaranty.

“Term Loan A”: as defined in Section 2.1.

“Term Loan B”: as defined in Section 2.1.

b.	The Credit Agreement is hereby amended by amending and restating the following definitions in Section 1.1 thereof to read as follows:

“Consolidated EBITDA”: for any period, Consolidated Net Income, plus (i) the sum, without duplication, of the amounts for such period, but solely to the extent decreasing Consolidated Net Income for such period, of:

(a) Consolidated Interest Expense (and to the extent not reflected in Consolidated Interest Expense, bank and letter of credit fees and premiums in connection with financing activities), plus

(b) provisions for taxes based on income, profits, or capital, including federal, foreign, state, local, franchise, excise, and similar taxes paid or accrued, plus

(c) total depreciation expense, plus

(d) total amortization expense, including deferred financing fees, plus

(e) non-cash stock-based compensation charges, including deferred non-cash compensation expense, plus

(f) transaction fees, costs and expenses related to the Transactions that are included in the Funds Flow Agreement, plus transaction fees, costs and expenses related to the Transactions disclosed and paid within two months of the Closing Date in an amount not to exceed $150,000, plus

(g) transaction fees, costs and expenses related to any actual or proposed acquisition, divestiture, investment, or incurrence, issuance, amendment or other modification of debt and/or equity (whether or not successful) (i) not to exceed $2,000,000 ($500,000 to the extent unsuccessful (provided that with respect to an unsuccessful Qualified Initial Public Offering such amounts shall not exceed $2,000,000)) in the aggregate in any fiscal year, and including without limitation in each case legal fees and deal fees, to the extent such expenses, fees, costs and charges are actually paid in cash, which, for the avoidance of doubt, commencing with all calculations for any period ending on December 31, 2018 and thereafter, shall not include any ongoing compensation expenses for additional full-time employees hired in connection with the Qualified Initial Public Offering (ii) in any amount to the extent such expenses, fees, costs and expenses are paid with proceeds of new equity investments in exchange for Capital Stock of Holdings (excluding Disqualified Stock) contemporaneously made by a Permitted Investor, (iii) payable to the Administrative Agent or any Lender or in connection with the First Amendment and (iv) such other costs and charges paid in cash to the extent approved by Administrative Agent in writing as an ‘add-back’ to Consolidated EBITDA, plus

(h) (i) restructuring charges, including severance payments and settlement payments, (ii) cost savings that are factually supportable and expected to result from actions taken or expected to be taken (y) within the twelve month period immediately following any acquisition, business combination or divestiture or (z) within the twelve-month period from any date of determination in connection with internal restructuring initiatives, in each case with respect to subsections (i) and (ii) hereof not to exceed (A) $1,500,000 in the aggregate for the fiscal year ending December 31, 2018 and (B) $1,000,000 in the aggregate for any fiscal year thereafter, and (iii) such other restructuring costs and charges paid in cash or cost savings to the extent approved by Administrative Agent in its sole discretion in writing as an ‘add-back’ to Consolidated EBITDA, plus

(i) (x) the Management Fees and (y) reasonable fees and expenses permitted by Section 7.11 hereof to be paid to the Sponsor pursuant to the Management Services Agreement, in each case paid or accrued pursuant to the Management Services Agreement and otherwise permitted hereunder and (z) the 2017 Management Fee, paid or accrued to the extent permitted hereunder, plus

(j) to the extent reimbursed by insurance (with evidence of such reimbursement reasonably acceptable to Administrative Agent), (A) any cash losses or charges or (B) third party contractual indemnities covering such expenses, plus

(k) to the extent the Borrower or Holdings reasonably expects to be reimbursed by insurance within twelve months after payment (with evidence of such reimbursement reasonably acceptable to Administrative Agent), litigation (including settlement) costs, expenses and cash payment of judgments, plus

(l) other non-cash items reducing Consolidated Net Income (excluding any such non cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period) approved by the Administrative Agent in writing as an ‘add back’ to Consolidated EBITDA, plus

(m) (A) purchase accounting adjustments, including, without limitation, a dollar for dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet and before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in accordance with GAAP purchase accounting rules; and (B) non-cash adjustments in accordance with GAAP purchase accounting rules under ASC 805, Business Combinations and EITF Issue No. 01-3, in the event that such an adjustment is required by Holdings’ independent auditors, in each case, as determined in accordance with GAAP, plus

(n) exchange, translation, or performance losses relating to any foreign currency hedging transactions, plus

(o) legal fees, costs and expenses paid in cash in connection with the lawsuit filed by Ubiquiti Networks, Inc. against Borrower not to exceed (A) $500,000 in the aggregate for the fiscal year ending December 31, 2018; provided that an aggregate amount of up to $500,000 available under clause (B) may be utilized in such fiscal year (i.e. increasing the aggregate basket to an amount not to exceed $1,000,000) and (B) $1,250,000 in the aggregate for the fiscal year ending December 31, 2019, as shall be reduced by any amounts available in this clause (B) that are utilized in clause (A) (i.e. decreasing the aggregate basket to an amount not less than $750,000), minus (ii) the sum, without duplication, of the amounts for such period, but solely to the extent increasing Consolidated Net Income for such period, of:

(a) other non cash items (excluding any such non cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), plus

(b) interest income, plus

(c) software development costs to the extent capitalized for such period in accordance with GAAP, plus

(d) exchange, translation or performance gains relating to any foreign currency hedging transactions or currency fluctuations;

provided, that Consolidated EBITDA for: (i) the fiscal quarter ending March 31, 2018, shall be $5,348,400; (ii) the fiscal quarter ending June 30, 2018, shall be $5,470,800 and (iii) the fiscal quarter ending September 30, 2018, shall be $2,816,300, in each case subject to normal year-end audit adjustments.

“Consolidated Fixed Charges”: for any four fiscal quarter period ending on any determination date (the “determination date”), the sum (without duplication) of (a) Consolidated Interest Expense for such period, plus (b) scheduled payments to be made during the period on account of principal of Indebtedness of the Borrower, Holdings and their consolidated Subsidiaries (including, without limitation, scheduled principal payments in respect of the Term Loans and Capital Lease Obligations); provided that for the purposes of calculating the Consolidated Fixed Charge Coverage Ratio (i) for the four consecutive fiscal quarters ending December 31, 2018 Borrower shall be deemed to have made an incremental principal payment of $500,000, (ii) for the four consecutive fiscal quarters ending March 31, 2019 Borrower shall be deemed to have made an incremental principal payment of $375,000, (iii) for the four consecutive fiscal quarters ending June 30, 2019 Borrower shall be deemed to have made an incremental principal payment of $250,000 and (iv) for the four consecutive fiscal quarters ending September 30, 2019 Borrower shall be deemed to have made an incremental principal payment of $125,000; provided further than any earn out payments in connection with Permitted Acquisitions shall not constitute Consolidated Fixed Charges.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of a type described in clause (a), (b), (c), (d), (e) or (f) (but only to the extent of drawn and unreimbursed obligations) of the definition of “Indebtedness” of the Borrower, Holdings and their consolidated Subsidiaries at such date, determined on a consolidated balance sheet basis in accordance with GAAP; provided that, solely for purposes of calculating compliance the

Consolidated Leverage Ratio financial covenant contained in Section 7.1(b), outstanding Term Loan B hereunder guaranteed by the Guarantor (as defined in the Sponsor Guaranty) pursuant to the Sponsor Guaranty shall not constitute Consolidated Total Debt.

“Fee Letter”: individually and collectively, (i) the letter agreement dated December 12, 2017 between Holdings, Borrower, and Administrative Agent and (ii) the letter agreement dated as of the First Amendment Effective Date between Holdings, Borrower, and Administrative Agent (“First Amendment Fee Letter).

“Loan Documents”: this Agreement, the Security Documents, the Notes, the Fee Letter, the Security Trust Deed, the Luxembourg Pledge Agreement, the Sponsor Guaranty, the Intercompany Subordination Agreement, any subordinations agreement, the Flow of Funds Agreement, the Solvency Certificate, the Collateral Information Certificate, each L/C-Related Document, the Bank Services Agreements, any agreements relating to certain documents to be delivered after the Closing Date and any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 3.10, and any amendment, waiver, supplement or other modification to any of the foregoing. For the avoidance of doubt, Specified Swap Agreements do not constitute Loan Documents.

c.	The Credit Agreement is hereby amended by amending and restating Section 2.1 to read as follows:

“2.1 Term Commitments. One or more Lenders previously made Term Loans to the Borrower on the Original Closing Date in an aggregate original principal amount equal to $30,000,000, the aggregate outstanding principal balance of which was $21,887,500 as of the Closing Date. The Existing Term Loan (together with all accrued and unpaid interest, fees, indemnities, costs and other payment obligations that are outstanding immediately prior to the Closing Date) were owing as of the Closing Date, and were payable without set-off, counterclaim, deduction, offset or defense. Subject to the terms and conditions hereof, each Term Lender severally (and not jointly) made a Term Loan to the Borrower on the Closing Date in an amount equal to the amount of the Term Commitment of such Lender as of the Closing Date in an amount such that the aggregate Term Loans outstanding immediately after the Closing Date was $90,000,000, the aggregate outstanding principal balance of which is $86,625,000 as of the First Amendment Effective Date (“First Amendment Closing Date Outstanding Term Loan”). The aggregate outstanding principal balance of Revolving Loans is $9,962,200 as of the First Amendment Effective Date (“First Amendment Closing Date Outstanding Revolving Loan”). The First Amendment Closing Date Outstanding Term Loan and First Amendment Closing Date Outstanding Revolving Loan (together with all accrued and unpaid interest, fees, indemnities, costs and other payment obligations that are outstanding immediately prior to the First Amendment Effective Date) are owing as of the First Amendment Effective Date, and are payable without set-off, counterclaim, deduction, offset or defense. Subject to the terms and conditions hereof, the First

Amendment Closing Date Outstanding Term Loan shall be continued as two separate tranches of Term Loans, one tranche in the aggregate principal amount outstanding of $73,859,930 (inclusive of the conversion of First Amendment Closing Date Outstanding Revolving Loans) as of the First Amendment Effective Date (“Term Loan A”) and a separate tranche in the aggregate principal amount outstanding of $22,727,270 as of the First Amendment Effective Date (“Term Loan B”). Subject to the terms and conditions hereof, the First Amendment Closing Date Outstanding Revolving Loan shall be converted into, aggregated with and continued as the Term Loan A as of the First Amendment Effective Date. As of the First Amendment Effective Date, the Term Loan A and Term Loan B shall constitute the Term Loans for all purposes hereunder. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12, and once repaid in accordance with the provisions hereof may not be reborrowed. For the avoidance of doubt, (i) on the Sponsor Guaranty Reduction Date the principal amount of the Term Loan B shall not exceed $13,636,360 and any principal amount in excess thereof shall be converted into, aggregated with and continued as the Term Loan A and (ii) on the Sponsor Guaranty Release Date the principal amount of the Term Loan B shall not exceed $0.00 and any principal amount in excess thereof shall be converted into, aggregated with and continued as the Term Loan A.”

d.	The Credit Agreement is hereby amended by amending and restating Section 2.3 to read as follows:

“2.3 Repayment of Term Loans. The Term Loans shall be repaid in consecutive quarterly installments on the last day of each fiscal quarter set forth below, each of which installments shall be in an amount equal to such Lender’s Term Percentage multiplied by the installment amount set forth below opposite such installment payment date:

Installment Payment Dates	Installment Amount
December 31, 2018	$1,125,000.00
March 31, 2019 through and including December 31, 2019	$2,375,000.00
March 31, 2020 and the last day of each calendar quarter thereafter	$2,500,000.00

Notwithstanding anything to the contrary in this Agreement, each such principal repayment shall be applied, first, to reduce the then outstanding principal amount of the Term Loan A and, upon payment in full of Term Loan A, the amount of each such principal repayment shall be applied to the Term Loan B. To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.”

e.	The Credit Agreement is hereby amended by amending and restating Section 2.11(b) to read as follows:

f.

“(b) Prepayment Fee Regarding Term Loans. The Term Loans shall not be prepaid in connection with a Change of Control or refinancing of a third-party by the Borrower pursuant to Section 2.11(a) prior to the first anniversary of the First Amendment Effective Date, unless the Borrower pays to the Administrative Agent (for the ratable benefit of the Term Lenders), contemporaneously with the prepayment of such Term Loans, a Term Loan prepayment fee equal to 1.00% of the aggregate amount of the Term Loans so prepaid; provided that if any such prepayment is made as part of a refinancing of this Agreement by SVB or one of its Affiliates, no prepayment fee shall be due to SVB under this Section 2.11(b). Notwithstanding the forgoing, no such prepayment fee shall be payable in connection with a refinancing, repayment or prepayment of the Term Loans in connection with a Qualified Public Offering.”

g.	The Credit Agreement is hereby amended by amending and restating Section 2.12(e) to read as follows:

“(e) Amounts to be applied in connection with prepayments made pursuant to this Section 2.12 and in connection with the Cure Right shall be applied first, to the prepayment of the Term Loans in accordance with Section 2.18(b), and; second, to the extent of any residual, if no such Term Loans remain outstanding, to the prepayment of the Revolving Loans (with no corresponding permanent reduction in the Revolving Commitments); and third, to the extent of any residual, if no such Term Loans or Revolving Loans remain outstanding, to the deposit of an amount in cash (in an amount not to exceed 105% of the then existing L/C Exposure) in a Cash Collateral account established with the Administrative Agent for the benefit of the L/C Lenders on terms and conditions reasonably satisfactory to the Issuing Lenders. Each prepayment of the Loans under this Section 2.12 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.”

h.	The Credit Agreement is hereby amended by amending and restating Section 2.18(b) to read as follows:

“(b) Each regularly scheduled payment by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. Amounts repaid on account of the Term Loans may not be reborrowed. The amount of each mandatory prepayment of the Term Loans pursuant to Section 2.11 and each prepayment of the Term Loans received in connection with the exercise of the Cure Right in Section 7.1 shall be applied in accordance with Section 2.12(e). The amount of each voluntary principal prepayment of the Term Loans pursuant to Section 2.10 shall be applied pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. Amounts prepaid on account of the Term Loans may not be reborrowed. Notwithstanding anything herein to the contrary, the amount of each, regularly scheduled principal payment and mandatory and optional principal prepayment of the Term Loans shall be applied, first, to reduce the then remaining installments of the Term Loan A, upon payment in full of the Term Loan A, the amount of each payment of the Term Loans shall be applied to the Term Loan B.”

i.	The Credit Agreement is hereby amended by amending and restating Section 7.1(a) to read as follows:

“(a) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any date set forth below to be less than the ratio set forth below opposite such period:

Trailing Four Quarter Period Ended	Minimum Consolidated Fixed Charge Coverage Ratio
December 31, 2018	1.00:1.00
March 31, 2019	1.00:1.00
June 30, 2019	1.00:1.00
September 30, 2019	1.15:1.00
December 31, 2019	1.15:1.00
March 31, 2020 and thereafter	1.25:1.00”

j.	The Credit Agreement is hereby amended by amending and restating Section 7.1(b) to read as follows:

“(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any date set forth below to exceed the ratio set forth below opposite such period:

Trailing Four Quarter Period Ended	Maximum Consolidated Leverage Ratio
December 31, 2018	4.25:1.00
March 31, 2019	4.00:1.00
June 30, 2019	3.50:1.00
September 30, 2019	3.25:1.00
December 31, 2019 through March 31, 2020	3.00:1.00
June 30, 2020	2.75:1.00
September 30, 2020 through December 31, 2020	2.50:1.00
March 31, 2021 through June 30, 2021	2.25:1.00
September 30, 2021	2.00:1.00
December 31, 2021 through March 31, 2022	1.75:1.00
June 30, 2022 and thereafter	1.50:1.00”

k.	The Credit Agreement is hereby amended by amending and restating Section 7.1(d) to read as follows:

“(d) Minimum Adjusted Quick Ratio. Permit the Adjusted Quick Ratio, (i) as at the last day of each month (other than a month that is a quarter end) to be less than 1.00:1.00 and (ii) as at the last day of each month that is a quarter end to be less than 1.15:1.00.”

l.	The Credit Agreement is hereby amended by amending and restating Section 8.1(k) to read as follows:

“(k) either (i) the guarantee contained in Section 2 of the Sponsor Guaranty shall cease, for any reason other than in accordance with Section 21 thereof, to be in full force and effect or Guarantor (as defined in the Sponsor Guaranty) shall so assert or (ii) Guarantor (as defined in the Sponsor Guaranty) shall fail to comply with Section 4(b) of the Sponsor Guaranty; or”

m.	The Credit Agreement is hereby amended by amending Section 10.1(a)(C) to read as follows:

“(C) amend, waive or otherwise modify the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release or subordinate all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement or the Guarantor (as defined in the Sponsor Guaranty) from its obligations under the Sponsor Guaranty, in each case without the written consent of all Lenders;”

n.	Schedule 1.1A to the Credit Agreement is hereby amended and restated in its entirety as set forth on Schedule A hereto.

4.

Conditions Precedent to Effectiveness. This Amendment shall not be effective until each of the following conditions precedent have been fulfilled or waived prior to or concurrently herewith, each to the satisfaction of the Administrative Agent (such date being the “First Amendment Effective Date”):

a.

The Loan Parties and each Lender shall have executed and delivered this Amendment and each of the documents, instruments and agreements set forth on Schedule 1 attached hereto, in each case in form and substance reasonably satisfactory to the Administrative Agent and each Lender.

b.	No Revolving Extension of Credit shall be outstanding on the Closing Date after giving effect to the deemed conversion contemplated herein.

c.	All necessary board of directors and/or shareholder or other corporate consents and approvals to this Amendment (if any) shall have been obtained.

d.

The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the First Amendment Effective Date and executed by a Responsible Officer of such Loan Party, substantially in the form of Exhibit C to the Credit Agreement, with appropriate insertions and attachments, including, among others, the certificate of incorporation, registration or other similar constitutional or organizational document of such Loan Party issued and/or certified by the relevant authority of the jurisdiction, incorporation, organization, formation or registration of such Loan Party (any such documents, the “Formation Documents”), the bylaws, memorandum and articles of association, or other similar constitutional or organizational document of each Loan Party (any such documents, the “Governing Documents”) and the relevant board and/or shareholder resolutions or written consents of such Loan Party (any such documents, the “Resolutions”), or if applicable a certification of no changes to the Formation Documents, Governing Documents and/or Resolutions, as applicable, and (ii) a long form good standing certificate, or comparable certificate for any jurisdiction outside of the United States, as applicable, for each Loan Party from its jurisdiction of incorporation, organization, formation or registration; provided that this Section 4(c)(ii) shall not apply with respect to any Loan Party organized under the laws of England and Wales.

e.

The Administrative Agent shall have received (i) a certificate of Guarantor (as defined in the Sponsor Guaranty), dated the First Amendment Effective Date and executed by a Responsible Officer of Guarantor (as defined in the Sponsor Guaranty), in form and substance satisfactory to the Administrative Agent, with appropriate insertions and attachments, including, among others, the Formation Documents of Guarantor (as defined in the Sponsor Guaranty), the Governing Documents of Guarantor (as defined in the Sponsor Guaranty) and the Resolutions of Guarantor (as defined in the Sponsor Guaranty), and (ii) a long form good standing certificate, or comparable certificate for any jurisdiction outside of the United States, as applicable, for Guarantor (as defined in the Sponsor Guaranty) from its jurisdiction of incorporation, organization or formation.

f.	No Default or Event of Default shall have occurred and be continuing, both before and immediately after giving effect to the execution of this Amendment.

g.

The Lenders and the Administrative Agent shall have received payment from the Borrower of all the fees, costs and expenses required to be paid pursuant to Section 8 of this Amendment (including the fees and expenses of legal counsel required to be paid thereunder to the extent an invoice therefor has been received by the Loan Parties).

h.	The representations and warranties set forth in Section 5 below shall be true and correct in all respects.

5.	Representations and Warranties. Each of the Loan Parties hereby represents and warrants to the Administrative Agent and the Lenders as follows:

a.	Such Loan Party has the power and authority to enter into this Amendment and to perform its obligations under this Amendment.

b.

This Amendment has been duly executed and delivered by such Loan Party and is a legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles (whether enforcement is sought by proceedings in equity or law) or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.

c.

Each of the representations and warranties made by such Loan Party in or pursuant to this Amendment and the other Loan Documents to which it is a party, (i) that is qualified by materiality is true and correct, and (ii) that is not qualified by materiality, is true and correct in all material respects, in each case, on and as of the date hereof as if made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty was true and correct in all material respects (or all respects, as applicable) as of such earlier date.

6.

Payment of Costs and Fees. The Borrower shall pay to the Administrative Agent all amounts due pursuant to the First Amendment Fee Letter. In addition, the Borrower shall pay all reasonable costs, out-of-pocket expenses, and fees and charges of every kind in connection with the preparation, negotiation, execution and delivery of this Amendment and any documents and instruments relating hereto or thereto (which costs include, without limitation, the reasonable and documented fees and disbursements of any attorneys retained by the Administrative Agent), in each case, in accordance with Section 10.5 of the Credit Agreement.

7.

Choice of Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW RULES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

8.

Counterpart Execution. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile or electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof.

9.

Release by Group Members. Effective on the First Amendment Effective Date, each Group Member, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby waives, releases, remises and forever discharges the Administrative Agent and each of the Lenders and each of their respective successors in title, past and present and future officers, directors, employees, limited partners, general partners, investors, attorneys, assigns, subsidiaries, shareholders, trustees, agents and other professionals and all other persons and entities to whom the Administrative Agent or any Lender would be liable if such persons or entities were found to be liable to such Group Member (each a “Releasee” and collectively, the “Releasees”), from any and all known claims, suits, liens, lawsuits, amounts paid in settlement, debts, deficiencies, diminution in value, disbursements, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses of any kind or character, whether based in equity, law, contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (each a “Claim” and collectively, the “Claims”), fixed or contingent, direct, indirect, or derivative, asserted or unasserted, matured or unmatured, past or present, liquidated or unliquidated, which such Group Member ever had or now has against any such Releasee which arose from the beginning of the world to and including the date hereof (but excluding, for the avoidance of doubt, any Claim which arises after the date hereof) which relates, directly or indirectly to the Credit Agreement, any other Loan Document, or to any acts or omissions of any such Releasee with respect to the Credit Agreement or any other Loan Document, or to the lender-borrower relationship evidenced by the Loan Documents, except for the duties and obligations set forth in this Amendment (in each case, other than with respect to acts or omissions of any Releasee that a court of competent jurisdiction finally determines to have resulted from the gross negligence, willful misconduct or bad faith of such Releasee). As to each and every Claim released hereunder, each Group Member also waives the benefit of each other similar provision of applicable federal or State law (including without limitation the laws of the state of New York), if any, pertaining to general releases after having been advised by its legal counsel with respect thereto.

10.	Effect on Loan Documents.

a.

The Credit Agreement, as amended hereby, and each of the other Loan Documents shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a modification or waiver of any right, power, or remedy of the Administrative Agent or any Lender under the Credit Agreement or any other Loan Document. The consents, modifications, waivers and other agreements set forth herein are limited to the specifics hereof (including facts or occurrences on which the same are based), shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse any non-compliance with the Loan Documents, and shall not operate as a consent or waiver to any matter under the Loan Documents. Except for the amendments to the Credit Agreement expressly set forth herein, the Credit Agreement and other Loan Documents shall remain unchanged and in full force and effect. To the extent any terms or provisions of this Amendment conflict with those of the Credit Agreement or other Loan Documents, the terms and provisions of this Amendment shall control.

b.

Upon and after the First Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement and the Loan Documents as modified and amended hereby.

c.

To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

d.	This Amendment is a Loan Document.

e.

Unless the context of this Amendment clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”.

11.

Entire Agreement. This Amendment, and terms and provisions hereof, the Credit Agreement and the other Loan Documents constitute the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous amendments or understandings with respect to the subject matter hereof, whether express or implied, oral or written and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

12.

Reaffirmation of Obligations. Each Loan Party hereby restates, ratifies and reaffirms its obligations under each Loan Document to which it is a party, effective as of the date hereof and amended hereby. Each Loan Party hereby further ratifies and reaffirms the validity and enforceability of all of the Liens heretofore granted, pursuant to and in connection with the Guarantee and Collateral Agreement or any other Loan Document to the Administrative Agent on behalf and for the benefit of the Lenders and the Issuing Lender, as collateral security for the obligations under the Loan Documents in accordance with their respective terms, and acknowledges that all of such Liens, and all collateral heretofore pledged as security for such obligations, continues to be and remain collateral for such obligations from and after the date hereof.

13.

Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Amendment by their respective duly authorized officers.

HOLDINGS:

VECTOR CAMBIUM HOLDINGS (CAYMAN), L.P., as Holdings

By:	Vector Capital Partners IV, L.P., its General Partner

	By:	Vector Capital, L.L.C. a General Partner

	By:	/s/ David Baylor
David Baylor
Chief Operating Officer

	By:	Vector Capital, Ltd., a General Partner

		By:	/s/ David Baylor
David Baylor
Director

[Signature page to First Amendment to Amended and Restated Credit Agreement]

BORROWER:

EXECUTED and DELIVERED as a DEED by CAMBIUM NETWORKS, LTD acting by a director in the presence of:

/s/ Stephen Cumming
Signature of director

Signature of witness: /s/ Scott Imhoff

Print name: Scott Imhoff

Address: 653 Bent Ridge Lane

Barrington, IL 60010

USA

Occupation: Mgmt

[Signature page to First Amendment to Amended and Restated Credit Agreement]

Acknowledged and Agreed to:

PARENT GUARANTORS:

CAMBIUM NETWORKS CORPORATION
(f/k/a Vector Cambium Holdings (Cayman), Ltd.) as a Parent Guarantor

By:	/s/ Atul Bhatnagar
Name:	Atul Bhatnagar
Title:	Director

[Signature page to First Amendment to Amended and Restated Credit Agreement]

CAMBIUM (US), L.L.C., as a Parent Guarantor

By:	/s/ Stephen Cumming
Name:	Stephen Cumming
Title:	Chief Financial Officer

[Signature page to First Amendment to Amended and Restated Credit Agreement]

SUBSIDIARY GUARANTORS:

CAMBIUM NETWORKS, INC.,
as a Subsidiary Guarantor

By:	/s/ Stephen Cumming
Name:	Stephen Cumming
Title:	Chief Financial Officer

[Signature page to First Amendment to Amended and Restated Credit Agreement]

ADMINISTRATIVE AGENT:

SILICON VALLEY BANK
as the Administrative Agent

By:	/s/ Michael Willard
Name:	Michael Willard
Title:	Managing Director

[Signature page to First Amendment to Amended and Restated Credit Agreement]

LENDERS:

SILICON VALLEY BANK
as Issuing Lender and as a Lender

By:	/s/ Michael Willard
Name:	Michael Willard
Title:	Managing Director

[Signature page to First Amendment to Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION as a Lender

By:	/s/ William Turner
Name:	William Turner
Title:	Global Relationship Manager

[Signature page to First Amendment to Credit Agreement]

CADENCE BANK, N.A. as a Lender

By:	/s/ Priya Iyer
Name:	Priya Iyer
Title:	Senior VP

[Signature page to First Amendment to Credit Agreement]

MUFG UNION BANK, N.A. as a Lender

By:	/s/ Michael Stahl
Name:	Michael Stahl
Title:	Director

[Signature page to First Amendment to Credit Agreement]

SCHEDULE A

SCHEDULE 1.1A

COMMITMENTS

AND AGGREGATE EXPOSURE PERCENTAGES

TERM COMMITMENTS

Lender	Existing Term Loans	Term Commitment as of the Closing Date	Aggregate Term Loans as of the Closing Date	Aggregate Term Loan A immediately after the First Amendment Effective Date	Aggregate Term Loan B immediately after the First Amendment Effective Date	Term Percentage
Silicon Valley Bank	$13,679,687.50	$17,820,312.50	$31,500,000.00	25,850,975.50	7,954,544.50	35.00000000%
HSBC Bank USA, National Association	$8,207,812.50	$18,792,187.50	$27,000,000.00	22,157,979.00	6,818,181.00	30.00000000%
Cadence Bank, N.A.		$18,000,000.00	$18,000,000.00	14,771,986.00	4,545,454.00	20.00000000%
MUFG Union Bank, N.A.		$13,500,000.00	$13,500,000.00	11,078,989.50	3,409,090.50	15.00000000%

Total	21,887,500.00	$68,112,500.00	$90,000,000.00	73,859,930.00	22,727,270.00	100%

REVOLVING COMMITMENTS

Lender	Revolving Commitment	Revolving Percentage
Silicon Valley Bank	$3,500,000.00	35.00000000%
HSBC Bank USA, National Association	$3,000,000.00	30.00000000%
Cadence Bank, N.A.	$2,000,000.00	20.00000000%
MUFG Union Bank, N.A.	$1,500,000.00	15.00000000%

Total	$10,000,000.00	100%

L/C COMMITMENT

Lender	L/C Commitment	L/C Percentage
Silicon Valley Bank	$1,750,000.00	35.00000000%
HSBC Bank USA, National Association	$1,500,000.00	30.00000000%
Cadence Bank, N.A.	$1,000,000.00	20.00000000%
MUFG Union Bank, N.A.	$750,000.00	15.00000000%

Total	$5,000,000.00	100%

Schedule 1

Conditions Precedent

1.	Sponsor Guaranty

2.	Existing Security Confirmation Deed

3.	Deed of Reaffirmation and Consent in Cambium Networks Corporation

4.	Legal opinion of Kirkland & Ellis, LLP, United States counsel to Borrower, Holdings, the Parent Guarantors, the Subsidiary Guarantors and Guarantor (as defined in the Sponsor Guaranty)

5.	Legal opinion of Maples and Calder, Cayman Islands counsel to the Administrative Agent

6.	Legal Opinion of Fieldfisher LLP, special UK counsel to the Administrative Agent